SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 17, 2012, the Board of Directors adopted a resolution increasing the number of directorships of United Bancshares, Inc. (the “Company”) from seven to eight.  Subsequently, the board of directors elected Brian D. Young to serve as a director of the Company, effective August 1, 2012.  It is not anticipated that Mr. Young will serve on any committee of the board of directors.  Previously, on May 1, 2012, Mr. Young was elected to serve as President and Chief Executive Officer of the Company and Chief Executive Officer and Chairman of The Union Bank Company (the “Bank”), a wholly-owned subsidiary of the Company, effective August 1, 2012.

(c)

On July 17, 2012, the Company elected Diana L. Engelhardt to the office of Chief Financial Officer, effective August 1, 2012.  Ms. Engelhardt, 56, is currently the Senior Vice President and Chief Financial Officer of the Bank and she has held these positions since February 2012.  Prior to joining the Bank, Ms. Engelhardt served as Executive Vice President of Finance and Operations at The Andover Bank, Andover, Ohio from January 2007 through January 2012. Ms. Engelhardt completed her Bachelor of Science of Business Administration, with a major in accounting, at Youngstown State University, Youngstown, Ohio and earned her CPA designation in Ohio.  Ms. Engelhardt has more than 20 years of banking experience.

There are no compensation changes in connection with Ms. Engelhardt’s election to the office of Chief Financial Officer of the Company.  Further, the Company, the Bank and Ms. Engelhardt entered into a Change in Control Agreement effective as of February 21, 2012 (the “Change in Control Agreement”) furnished herewith as Exhibit 10.1.  Under the terms of the Change in Control Agreement, Ms. Engelhardt would be entitled to a change in control payment in the event that, in the five year period following the effective date of the agreement, a change in control of either the Company or the Bank occurs and certain conditions, as set forth in Exhibit 10.1, exist.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Change in Control Agreement dated February 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: July 23, 2012	By: /s/James N. Reynolds
James N. Reynolds Chairman, United Bancshares, Inc.